Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-231749, 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407 and 333-225865) on Form S-8 of Flotek Industries, Inc. of our report dated August 12, 2020, with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 401(k) Plan as of December 31, 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental schedule as of December 31, 2019, appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 401(k) Plan.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas
August 13, 2020